CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement No. 033-21561 of Nicholas Money Market Fund, Inc., on Form N-1A of our report dated February 11, 2008, relating to the financial statements and financial highlights of Nicholas Money Market Fund, Inc. appearing in the Annual Report on Form N-CSR of Nicholas Money Market Fund, Inc. for the year ended December 31, 2007, and to the references to us under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of such Registration Statement.

Milwaukee, WI April 28, 2008